Putnam Global Health Care Fund, February 29, 2012, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1


Class A		22,690
Class B		639
Class C		359


72DD2

Class M		218
Class R		56
Class Y		530

73A1

Class A		1.150
Class B		0.818
Class C	     0.847

73A2

Class M	     0.938
Class R		1.069
Class Y		1.273


74U1

Class A		21,573
Class B		843
Class C		469

74U2

Class M		257
Class R		66
Class Y		474

74V1

Class A		41.51
Class B		33.18
Class C		36.71

74V2


Class M		37.07
Class R		40.26
Class Y		42.88



Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.



Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.